                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                           950 EAST PACES FERRY ROAD
                                   SUITE 1575
                             ATLANTA, GEORGIA 30326

                                 March 30, 2000

To Our Stockholders:

     On behalf of the Board of Directors and management of Industrial Distribution Group, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2000, at 8:30 a.m., Eastern Time, at 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia.

     At the Annual Meeting, stockholders will be asked to elect eight directors of the Company, all of the nominees for which are currently directors of the Company. Information about the nominees and certain other matters is contained in the accompanying Proxy Statement. A copy of the Company's 1999 Annual Report to Stockholders, which contains financial statements and other important information about the Company's business, is also enclosed.

     It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for re-electing the directors, all you need to do is sign and date the proxy card.

     Please complete and return the proxy card in the enclosed envelope, whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     I hope you are able to attend, and look forward to seeing you.

                                          Sincerely,

                                         /s/ PATRICK S. O'KEEFE
                                          Patrick S. O'Keefe
                                          President and Chief Executive Officer

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                           950 EAST PACES FERRY ROAD
                                   SUITE 1575
                             ATLANTA, GEORGIA 30326
                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

                      ------------------------------------

To the Stockholders of
Industrial Distribution Group, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Industrial Distribution Group, Inc. will be held at 8:30 a.m., Eastern Time, on Wednesday, May 17, 2000, at 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia for the following purposes:

          1. To elect eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors, if there are to be any, are elected and qualified; and

          2. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     Only stockholders of record on March 21, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /S/ JACK P. HEALEY
                                      Jack P. Healey
                                      Secretary

MARCH 30, 2000

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                    IDG LOGO

           ---------------------------------------------------------

                                PROXY STATEMENT
                              DATED MARCH 30, 2000
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

           ---------------------------------------------------------

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Industrial Distribution Group, Inc. ("IDG" or the "Company") for use at IDG's 2000 Annual Meeting of Stockholders ("Annual Meeting") to be held on Wednesday, May 17, 2000, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about March 30, 2000.

     Only stockholders of record at the close of business on March 21, 2000 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 8,770,341 shares of common stock, $.01 par value per share ("Common Stock"), of IDG outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the stockholders. The vote required for approval of each matter submitted to the stockholders is described with the discussion of that matter in this Proxy Statement.

     Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     Proxies that are executed, but that do not contain any specific instructions, will be voted for the election of all the nominees for directors specified herein and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

     A copy of the Company's 1999 Annual Report to Stockholders (including substantive excerpts from the Company's Annual Report on Form 10-K) is being furnished herewith to each stockholder of record as of the close of business on the Record Date. Additional copies of the 1999 Annual Report to Stockholders will be provided free of charge upon written request to:

                      INDUSTRIAL DISTRIBUTION GROUP, INC.
                           950 EAST PACES FERRY ROAD
                                   SUITE 1575
                             ATLANTA, GEORGIA 30326
                     ATTN.: INVESTORS RELATIONS DEPARTMENT

     If the person requesting the Annual Report was not a stockholder of record on the Record Date, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the information concerning the beneficial ownership of Common Stock, which is the only class of voting stock of the Company, at March 15, 2000, by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director, nominee for director, and designated highly compensated executive officer, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

                                                              SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                             OWNED          PERCENT(1)
------------------------                                      -------------------   ----------
Edmundson International, Inc.
Consolidated Electrical Distributors, Inc.
Portshire Corp.
Lincolnshire Associates Ltd.                                       1,232,700          14.1%
Employees' Retirement Plan of
  Consolidated Electrical Distributors,
  Inc.
Dimensional Fund Advisors, Ind.(3)..........................         613,600           7.0%
Andrew B. Shearer(4)........................................         522,841           6.0%
William J. Burkland(5)......................................         153,146           1.7%
George L. Sachs, Jr.(6).....................................          75,210              *
Patrick S. O'Keefe(7).......................................         100,000           1.1%
Jack P. Healey(8)...........................................          50,819              *
Thomas W. Aldridge, Jr.(9)..................................           7,764
David K. Barth(10)..........................................          48,066              *
William T. Parr(11).........................................          17,200              *
William R. Fenoglio(12).....................................          18,000              *
Richard M. Seigel (13)......................................          41,333              *
All Directors and Executive Officers as a Group (10
  persons)(14)..............................................       1,034,379          11.6%

------------------------

*     Denotes less than 1%.
(1) The percentages shown are based on 8,770,341 shares of Common Stock outstanding on March 15, 2000 plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of March 15, 2000.
(2) The address of Edmundson International, Inc. ("Edmundson") and Consolidated Electrical Distributors, Inc. ("CED") is 31356 Via Colinas, Westlake Village, California 91362. The address of Portshire Corp. ("Portshire") and Lincolnshire Associates, Ltd. ("Lincolnshire") is 2550 Midway Road, Suite 220, Carrollton, Texas 75006. The address of Employees' Retirement Plan of Consolidated Electrical Distributors, Inc. (the "Retirement Plan") is 700
     S. Flower Street (c/o BNY Western Trust Co.), Los Angeles, California 90071. The listed owners are affiliated with each other and therefore the aggregate number of shares listed above could be voted together. Specifically, CED is the sponsor of the Retirement Plan and is the sole shareholder of Edmundson; Edmundson is the sole shareholder of Portshire; and Portshire is the general partner of Lincolnshire. The listed owners have filed a Schedule 13D with the Securities and Exchange Commission (the "Commission") as members of a group.
(3) The address of Dimensional Fund Advisors, Inc. is 1229 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The listed owner has filed a
     Schedule 13G with the Commission and claims voting and investment power with respect to all 613,600 shares.
(4) Includes 10,458 shares subject to exercisable options. The address for Mr. Shearer is 3100 Farmtrail Road, York, PA 17402.

                                     (2) .....................

(5) Includes an aggregate of 300 shares held by Mr. Burkland as custodian for his three minor children and 10,458 shares subject to exercisable options. Does not include an aggregate of 28,966 shares owned by Mr. Burkland's wife, with respect to which Mr. Burkland disclaims beneficial ownership.
(6)  Includes 10,708 shares subject to exercisable options.
(7) Includes 100,000 shares that are restricted and subject to forfeiture depending on the price levels of the Common Stock at measuring intervals over a four year period from December 1, 1999.
(8)  Includes 17,200 shares subject to exercisable options.
(9)  Includes 3,750 shares subject to exercisable options.
(10) Includes 15,000 shares subject to exercisable options.
(11) Includes 15,000 shares subject to exercisable options; does not include an aggregate of 1,200 shares owned by Mr. Parr's wife, with respect to which Mr. Parr disclaims beneficial ownership.
(12) Includes 15,000 shares subject to exercisable options.
(13) Includes 23,333 shares subject to exercisable options.
(14) Includes an aggregate of 120,907 shares subject to exercisable options that are held by the persons in the group.

                             ELECTION OF DIRECTORS
                       (ITEM NUMBER 1 ON THE PROXY CARD)

     The Bylaws of IDG provide that the Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number being set from time to time by the Board. The Board presently consists of eight directors, each of whom serves until the next annual meeting of stockholders and until his successor, if there is to be one, is elected and qualified. Each of the nominees is listed below and is presently serving as a director of the Company.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote for the election of directors. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.

                                                                       PRESIDENT
DAVID K. BARTH                                               BARTH SMITH COMPANY

Mr. Barth, age 56, is the President of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating, and executive staffing issues associated with various distribution channels, which he founded in 1991 and which assisted the Company with its formation in 1997. Prior to that time, he served as Vice President, Planning and Development, from 1985 to 1990, and Treasurer, from 1979 to 1984, of W.W. Grainger, Inc., a national distributor of maintenance, repair, and operating supplies and related information to commercial, industrial, contractor, and institutional customers. Mr. Barth also served as Treasurer, Financial Services Group, from 1975 to 1979, and Manager, Treasury Operations, from 1972 to 1975, of Borg-Warner Corporation, a multinational diversified manufacturing, finance, and services company. Mr. Barth is a member of the Executive and Compensation Committees of the Board of Directors.

                                                                  VICE PRESIDENT
WILLIAM J. BURKLAND                                B&J INDUSTRIAL SUPPLY COMPANY

Mr. Burkland, age 38, is a co-founder of the Company. Mr. Burkland has served since 1994 as a Vice President of B&J Industrial Supply Company ("B&J"), one of the companies that founded the Company in

1997. From 1992 to 1994, Mr. Burkland served as B&J's Director of International Sales, during which time he initiated, managed, and expanded B&J's international business.

                                               CHIEF EXECUTIVE OFFICER (RETIRED)
WILLIAM R. FENOGLIO                                                  AUGAT, INC.

Mr. Fenoglio, age 60, served as the President and Chief Executive Officer of Augat, Inc., a manufacturer of connector products, from 1994 to 1996. Prior to that time, Mr. Fenoglio served as President and Chief Executive Officer (1991 to
1994) and Chief Operating Officer (1985 to 1991) of Barnes Group, Inc., a diversified manufacturer and distributor which owns Bowman Distribution Company. From 1961 to 1984, Mr. Fenoglio was employed by General Electric Corporation and served as the Vice President and General Manager of the Component Motor Division from 1981 to 1984. Mr. Fenoglio is currently a director of Standex International, Inc., and he has served as Chairman of the Board of Connecticut Business & Industry Association. Mr. Fenoglio is a member of the Executive, Compensation and Audit Committees of the Board of Directors.

                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
PATRICK S. O'KEEFE                           INDUSTRIAL DISTRIBUTION GROUP, INC.

Mr. O'Keefe, age 47, became President and Chief Executive Officer of the Company on December 1, 1999. Prior to joining the Company, Mr. O'Keefe served as President of the ZEP Chemical Unit of National Service Industries from December 1997 to October 1999. From July 1996 to July 1997, Mr. O'Keefe served as the President and Chief Executive Officer of Huttig Building Products (formerly a subsidiary of Crane Co.) and from June 1994 to June 1996 he served as the President and Chief Executive Officer of Crane Canada (a subsidiary of Crane Co.) Mr. O'Keefe is a member of the Executive Committee of the Board of Directors.

                                                                   VICE CHAIRMAN
WILLIAM T. PARR                                            J. SMITH LANIER & CO.

Mr. Parr, age 63, has served as Vice Chairman and a director of J. Smith Lanier & Co., an insurance placement company, since 1980. Mr. Parr is currently a director of ITC DeltaCom, Inc., and he also currently serves as a director of ITC Holding Company, Inc. and several of its subsidiaries. Mr. Parr is a member of the Executive, Audit and Compensation Committees of the Board of Directors.

                                                                       PRESIDENT
GEORGE L. SACHS, JR.                            TRI-STAR INDUSTRIAL SUPPLY, INC.

Mr. Sachs, age 58, is a co-founder of the Company. Mr. Sachs has served since 1985 as the President of Tri-Star Industrial Supply, Inc. ("Tri-Star"), one of the companies that founded the Company in 1997, and from 1978 to 1985, he served as Tri-Star's Vice President-Finance. Prior to joining Tri-Star, Mr. Sachs served as an Audit Manager for Arthur Andersen & Co. from 1968 to 1978.

                                                           CHAIRMAN OF THE BOARD
RICHARD M. SEIGEL                            INDUSTRIAL DISTRIBUTION GROUP, INC.

Mr. Seigel, age 54, became Chairman of the Board on March 4, 1999, and served as President and Acting Chief Executive Officer of the Company from March 8, 1999 to November 30, 1999. Mr. Seigel is the retired former Chairman and Chief Executive Officer of SYSCO Food Services of Los Angeles, a subsidiary of SYSCO Corporation, with which he had held the position of Senior Vice President Foodservice operations. Prior to that, Mr. Seigel was President of Continental Foodservice Company, a national distributor of foodservice products. Mr. Seigel is a member of the Executive, Audit and Compensation Committees of the Board of Directors.

                                                                       PRESIDENT
ANDREW B. SHEARER                                  SHEARER INDUSTRIAL SUPPLY CO.

Mr. Shearer, age 36, is a co-founder of the Company. Mr. Shearer has served since 1991 as the President of Shearer Industrial Supply Co. ("Shearer"), one of the companies that founded the Company in 1997. Prior to becoming President, Mr. Shearer was employed by Shearer in various positions from 1985.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 1999 fiscal year, the Board held four meetings. The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions.

     Each of the directors attended at least 75% of the Board meetings and meetings of committees on which he served.

     Executive Committee. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Barth, Fenoglio, Parr, O'Keefe, and Seigel comprise the members of the Executive Committee. The Executive Committee held four meetings during fiscal 1999.

     Audit Committee. The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Fenoglio, Parr, and Seigel comprise the members of the Audit Committee. The Audit Committee held four meetings during fiscal 1999.

     Compensation Committee. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the Company's stock option and stock purchase plans, the review of compensation of directors, and consultation with management and the Board on senior executive continuity and organizational matters. Messrs. Barth, Fenoglio, Parr, and Seigel comprise the members of the Compensation Committee. The Compensation Committee held four meetings during fiscal 1999. Messrs. Fenoglio and Seigel comprise the members of a subcommittee of the Compensation Committee to act with respect to certain matters of compensation to the Company's most highly compensated executive officers in order to comply with requirements of Section 162(m) of the Internal Revenue Code.

DIRECTORS' COMPENSATION

     The Company pays its outside directors an annual fee of $10,000, payable quarterly, and in 1999 paid the Chairman of the Board an additional $15,000. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or Committee meetings, and also reimburses its outside directors for actual expenses otherwise incurred in performing their duties. The Company also pays health insurance costs for Messrs. Barth and Seigel; such costs were $7,638 for each in 1999.

     On September 23, 1997, the Company granted each outside director (Messrs. Barth, Fenoglio, Parr, and Seigel) options to purchase 15,000 shares of Common Stock at a price of $17.00 per share. On March 4, 1999, the Company granted each outside director options to purchase 15,000 shares of Common Stock at a price of $6 7/16 per share and granted Mr. Seigel, as the Chairman of the Board, options to purchase an additional 25,000 shares of Common Stock at $6 7/16 per share. On March 4, 1999, the Company granted each of Messrs. Burkland, Sachs, Shearer, and Douglass C. Smith who has since resigned as a director, as members of the Operations Committee of the Board of Directors, options to purchase 25,000 shares of Common Stock at a price of $6 7/16 per share. All such options vest in three equal installments on the first three anniversaries of the respective dates of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal year ended December 31, 1999, to or for those individuals who served as the Company's chief executive officer during 1999 and each of the Company's three other executive officers who were paid or accrued at least $100,000 during fiscal 1999 (the "Named Executive Officers"). The Company was organized in February 1997, did not have any executive officers until June 1997, and did not conduct any operations until September 1997.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                     ANNUAL COMPENSATION        --------------------------------
                                 ----------------------------                      SECURITIES
                                 FISCAL                           RESTRICTED       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION(S)    YEAR     SALARY      BONUS    STOCK AWARD(S)   OPTIONS/SARS(#)   COMPENSATION
------------------------------   ------   --------    -------   --------------   ---------------   ------------
Patrick S. O'Keefe.............   1999    $ 22,916(1)      --      $387,500(1)            --          $  272
  Chief Executive Officer and
  President
Richard M. Seigel..............   1999          --         --            --               --              --
  Chairman of the Board and
  Acting Chief Executive
  Officer(2)
Martin S. Pinson...............   1999      52,083(3)      --            --               --             817
  Former Chairman of the Board    1998     250,000         --            --               --           1,000
  and Chief Executive Officer     1997     145,833         --            --          103,800              --
Jack P. Healey.................   1999     187,500    $22,000            --                            3,271
  Senior Vice President, Chief    1998     175,000    $25,000            --               --           3,271
  Financial Officer and           1997      87,500(4) $40,000            --           20,800              --
  Secretary
Thomas W. Aldridge, Jr. .......   1999     195,000         --            --               --           3,271
  Senior Vice President           1998      86,250(5)      --            --           15,000           1,362
John L. Crum...................   1999     164,307         --            --               --           3,271
  Vice President(6)               1998      68,750         --            --           15,000           1,362

------------------------

(1) Mr. O'Keefe's employment by the Company commenced December 1, 1999. In connection therewith, Mr. O'Keefe received 100,000 shares of the Common Stock that are restricted and subject to forfeiture if he ceases to be employed by the Company and if the trading price of the Common Stock for prescribed measuring periods is less than $6 per share. The forfeiture provisions lapse as to 25,000 shares on each of the four anniversary dates of the date of grant. The closing trading price of the Common Stock on the date of grant was $3.875. Although no dividends are expected to be declared on the Common Stock, if the Company does declare and pay any dividends on its Common Stock in the future, such dividends will be paid on the Common Stock granted to Mr. O'Keefe.
(2) Mr. Seigel served as Acting Chief Executive Officer of the Company from March 8, 1999 to November 30, 1999, but did not receive compensation for these services.
(3) Mr. Pinson served as Chief Executive Officer of the Company from June 1, 1997 to March 8, 1999, when he resigned. In connection with his separation from the Company, the Company paid Mr. Pinson $312,500 as severance and in consideration of releases from him.
(4) Mr. Healey's employment by the Company commenced June 1, 1997.
(5) Mr. Aldridge's employment by the Company commenced August 1, 1998.
(6) Mr. Crum's employment by the Company commenced on August 1, 1998 and ended on December 16, 1999. In connection with his separation from the Company, the Company paid Mr. Crum $38,872 as severance and in consideration of releases from him.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                NO. OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                              SECURITIES    OPTIONS/SARS                              PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO                                   OPTION TERMS(2)
                              OPTION/SARS   EMPLOYEES IN   EXERCISE OR   EXPIRATION   -----------------------
                                GRANTED     FISCAL YEAR    BASE PRICE       DATE          5%          10%
                              -----------   ------------   -----------   ----------   ----------   ----------
Patrick S. O'Keefe..........    100,000(1)      13.1%        $  5.00      12/01/09     $131,196     $505,076
                                100,000(1)      13.1           10.00      12/01/09           --        5,076
                                100,000(1)      13.1           15.00      12/01/09           --           --
                                100,000(1)      13.1           20.00      12/01/09           --           --
Richard M. Seigel...........         --           --              --            --           --           --
Martin S. Pinson............         --           --              --            --           --           --
Jack P. Healey..............     10,000(2)       1.3          6.4375       3/04/09       40,456      102,597
Thomas W. Aldridge, Jr. ....         --           --              --            --           --           --
John L. Crum................         --           --              --            --           --           --

------------------------

(1) Mr. O'Keefe's options vest beginning one year from the date of grant in 25% increments on the anniversary of the date of the grant.
(2) Mr. Healey's options vest beginning one year from the date of grant in 33 1/3% increments on the anniversary of the date of grant.
(3) Based on assumed rates of stock price appreciations, as required by the Commission.

     The following table sets forth the fiscal year-end value of unexercised options held by the Named Executive Officers at the end of fiscal 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                  NO. OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                                         FISCAL YEAR END             AT FISCAL YEAR END(1)
                                                  -----------------------------   ---------------------------
                                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                                                  ------------   --------------   -----------   -------------
Patrick S. O'Keefe..............................         --         400,000           $--            $--
Richard M. Seigel...............................     10,000          45,000           --             --
Martin S. Pinson................................    103,800(2)           --           --             --
Jack P. Healey..................................     13,867          16,933           --             --
Thomas W. Aldridge, Jr..........................      3,750          11,250           --             --
John L. Crum....................................      3,750          11,250           --             --

------------------------

(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of the Company's Common Stock on the New York Stock Exchange ("NYSE") as of the last business day of its fiscal year, December 31, 1999, which was $3.25 per share. Because the closing sale price of the Company's Common Stock on December 31, 1999 was less than the exercise price of the options, no unexercised options were in-the-money.
(2) In connection with his separation from the Company on March 8, 1999, the Company accelerated the vesting in full of all options held by Mr. Pinson.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Healey. The agreement provides for a base salary of $187,500 per year; an annual bonus as determined by the Company's Board of Directors; and Company benefits of the type generally provided to key executives. Mr. Healey's employment agreement has a three-year term from June 1, 1997. While the Company may terminate Mr. Healey's employment agreement at any time during the term, if the Company terminates the agreement other than for cause, death, or disability, the Company must pay severance based on the officer's base salary under the agreement for the greater of 12 months or the unexpired portion of the term and any performance bonus to which Mr. Healey would otherwise be entitled for the fiscal year in which such termination occurs. The agreement contains customary proscriptions against misuse of Company information, competition with the Company, and solicitation of employees of the Company.

SEPARATION AGREEMENT WITH FORMER CEO

     In connection with the resignation of Martin S. Pinson as Chairman of the Board and Chief Executive Officer of the Company, the Company entered into a separation agreement with Mr. Pinson as of March 8, 1999. Pursuant to this agreement, the Company paid Mr. Pinson $312,500 as severance and consideration for releases from him and the termination of all obligations by the Company under its former employment agreement with Mr. Pinson, and it accelerated the vesting in full of all options for Common Stock that had been granted to Mr. Pinson. The Company also conveyed some incidental items of personal office equipment to Mr. Pinson, and permitted Mr. Pinson to use the Company's office space in Chevy Chase, Maryland through June 30, 1999.

                              CERTAIN TRANSACTIONS

FORMATION OR COMBINATION RELATED MATTERS

     The Company paid Barth Smith Company, a consulting firm in which David K. Barth, a director of the Company, has a 75% ownership interest, $87,500 in settlement of an agreement to pay an amount equal to a percentage of the cash payment ultimately paid to a dissenting stockholder of TDG in connection with formation of the Company (the "Combination").

     Upon consummation of the Combination, the Company succeeded to certain real property leases as lessee with respect to which stockholders of the Company (former stockholders of certain of the nine companies that formed the Company (the "Founding Companies"), or their affiliates, are the lessors. The Company believes that the monthly rent and other terms of each of these leases are not less favorable to the Company than could be obtained from unaffiliated parties for comparable properties in the respective geographic areas. Specifically, the Company leases property in (i) Spokane, Washington from a company in which the father of William J. Burkland has a 25% ownership interest; (ii) Whitehall, Pennsylvania from Andrew B. Shearer; (iii) Reading, Williamsport, and York, Pennsylvania from a trust of which Andrew B. Shearer's mother is the trustee and he and his father, brother, and sisters are the beneficiaries; (iv) Hazelton and Lancaster, Pennsylvania from a trust of which Andrew B. Shearer and his father, brother, and sisters are the beneficiaries; and (v) St. Louis and Springfield, Missouri from a company in which George L. Sachs, Jr. has a 15% ownership interest. Messrs. Burkland, Shearer, and Sachs are directors of the Company, and Mr. Shearer is also a principal stockholder of the Company.

     Prior to the Combination, B&J had agreed to pay Charles T. Burkland, a former president and a significant stockholder of B&J, a non-qualified, unfunded pension in the amount of $10,000 per month during his lifetime and thereafter to his spouse, if she survived him, for her lifetime. As a condition to B&J's participation in the Combination, B&J made a lump sum payment of $1.11 million to Charles T. Burkland in exchange for relief from its obligation to make such monthly pension payments through 2012. As part of that arrangement, the Company agreed to make such $10,000 monthly payments beginning in January 2013, if either Mr. Burkland or his spouse is then surviving, and continuing thereafter until both of them are deceased. In addition, the Company has agreed to pay 75% of the health and dental insurance costs of Mr. Burkland and his spouse until their deaths. Mr. Burkland is 73 years old, and his spouse is 69 years old. Mr. Burkland is the father of William J. Burkland, a director of the Company.

OTHER RELATED PARTY MATTERS

     IDG had an agreement with Barth Smith Company during 1999, pursuant to which that company provided services to assist IDG in the implementation of its acquisition program. Pursuant to the agreement, IDG paid Barth Smith Company a monthly retainer of $15,000 per month through April 1999 and $7,500 per month from May through December 1999, plus certain expenses. IDG paid Barth Smith Company under this agreement an aggregate of $120,000 for 1999.

     Since January 1999, the Company has paid approximately $1,001,000 in insurance premiums, of which $65,000 constituted a servicing fee, to J. Smith Lanier & Co., an independent insurance agency, in connection with business and health insurance purchased by the Company. William T. Parr, a director of the Company, is the Vice Chairman of, and has less than 10% ownership interest in,
J. Smith Lanier & Co.

     In July 1998, an operating subsidiary of the Company entered into a real property lease as lessee with respect to which Andrew B. Shearer is the lessor. The property is located in York, Pennsylvania and serves as the Company's primary distribution center in the Mid-Atlantic region. The term of the lease is for ten years and expires in December 2008 with annual rent under the lease of $319,215. The Company believes that the annual rent and other terms of this lease are not less favorable to the Company than could be obtained from unaffiliated parties for a comparable property in the York, Pennsylvania area. Mr. Shearer is a principal stockholder and director of the Company.

     On August 27, 1998, the Company made an interest-free loan of $218,282 to John L. Crum, the Company's former Vice President and Chief Information Officer, in connection with his employment by the Company in order to replace financing related to his Texas residence that had been provided by his former employer. The loan was secured by a second mortgage on the personal residence owned by Mr. Crum in Texas. The loan originally matured on February 28, 1999, but was extended to mature on February 28, 2000. In connection with the extension of the loan, it bore interest at the rate of 8% per annum after May 29, 1999. The loan was paid in full in July 1999.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

     On July 10, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal stockholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Fenoglio, Parr, and Seigel served as members of the Company's Compensation Committee throughout the 1999 fiscal year. Mr. Pinson's resignation as a director on March 4, 1999 discontinued his membership, and Mr. Barth was appointed to the Compensation Committee effective March 4, 1999. Mr. Pinson was the Chairman of the Board and Chief Executive Officer of the Company during his service on the Compensation Committee, and Mr. Seigel is now Chairman of the Board and served as Acting Chief Executive Officer from March 8, 1999 to November 30, 1999. None of the other members of the Committee is an officer or former officer of the Company.

     None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

                        REPORT OF COMPENSATION COMMITTEE

     This report sets forth the factors currently being used in the Company's compensation programs for its executive officers and describes the basis on which fiscal 1999 compensation determinations were made with respect to the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") seeks to develop programs and policies for the compensation of the Company's executive officers that will link the compensation of executive officers to the performance of the Company and its business units. The Committee intends that such a link will align the financial interests of the Company's executive officers with those of its stockholders.

     The Committee has identified several objectives for the Company's compensation programs and policies, and it has determined that, to achieve these objectives, the Company will use a combination of base salary, short-term and long-term incentive plans, and performance bonus criteria in order to tie executive compensation to increases in the Company's earnings and return on stockholders' equity. While specific amounts and parameters will be established after further review and analysis, the Committee expects that the Company's compensation programs will consist of the following basic components:

     - Reasonably competitive base salaries, in light of the Company's stage of development and position within its industry;

     - The issuance of performance-based stock options and restricted shares of stock;

     - Potentially significant annual incentive bonuses under the Company's Management Incentive Program; and

     - Customary benefits.

     The Committee's formulation of the Company's compensation programs and policies for executive officers is currently ongoing and, when completed, such programs and policies will be monitored and reviewed on an ongoing basis in order for the Committee to determine the appropriateness of the compensation paid to each of the executive officers of the Company from time to time in light of its compensation philosophy and developments in the Company's industry and generally. While promoting initiative and providing incentives for superior performance by executives on behalf of the Company for the benefit of its stockholders, the Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as the short-term.

BASE SALARIES

     The Company has established the current base salaries of its executive officers without reference to specific Company performance criteria. The base salaries for the Company's former Chief Executive Officer and its Chief Financial Officer during fiscal 1999 were determined by negotiations conducted prior to the constitution of the Committee in 1997. However, all increases to the base salary above those contracted amounts have been approved by the Committee. The base salaries for the other executive officers, including the new Chief Executive Officer, during 1999 were established in negotiations with the approval of the Committee. Such base salaries were intended to be competitive when compared to amounts paid to executive officers of similar businesses in structure, size, and market orientation. The Committee reviews salaries of the Company's executive officers on an annual basis.

STOCK INCENTIVE PLAN

     During fiscal 1999, the Company granted options to purchase an aggregate of 361,899 shares of Company Common Stock to 222 employees, of which 10,000 were granted to one of the Company's executive officers, pursuant to its Stock Incentive Plan. Under the Stock Incentive Plan, the Company is permitted to issue stock options that are qualified as incentive stock options under the Internal Revenue Code (the "IRC"), options that are not so qualified, direct awards of shares of stock, stock appreciation rights and other forms of awards that use (or are based on) shares of Common Stock. To date, the Company has issued only non-qualified stock options under the Stock Incentive Plan.

     Stock options are awarded to executive officers and other persons both to recognize outstanding contributions that they have made to the Company's financial performance, and to encourage and provide incentives to continue to make such contributions. While the Company has the flexibility to grant below-market options, its policy has been to grant options at fair market value, with vesting over a period of several years, in order to better align the personal interests of optionees with those of the stockholders of the Company.

ANNUAL INCENTIVE COMPENSATION

     The Company provides annual incentive compensation to executive officers of the Company through its Management Incentive Program. The Management Incentive Program is designed to offer compensation opportunities that are tied directly to Company performance. In addition, the Management Incentive Program is designed to foster equity ownership in the Company by executive officers and all other participants. The Management Incentive Program, at least as it relates to designated executive officers of the Company, is administered by a subcommittee of the Committee that will include only those members who qualify as "outside" directors under Section 162(m) of the IRC. Pursuant to the Management Incentive Program, that the subcommittee establishes the specific criteria and performance measures each year that are applicable to the Company's designated Executive Officers for the purpose of earning incentive compensation or bonuses for such year under the Management Incentive Program.

BENEFITS

     Executives are also eligible to participate in the Company's regular employee benefit programs, including a 401(k) retirement savings plan, group medical and dental coverage, group life insurance, group long-term disability insurance, and other group benefit plans. Substantially all decisions with respect to such benefits are made on a group basis, and no individual decisions were made with respect to the executive officers during fiscal 1999.

COMPENSATION OF CEO

     Until Mr. Pinson's separation from the Company on March 8, 1999, the Company had compensated him from June 1, 1997, for his service as Chairman and Chief Executive Officer under the terms of his employment agreement, which required an annual base salary of $250,000, subject to an annual adjustment at the discretion of the Board of Directors, and eligibility for an annual bonus determined by the Board of Directors. Mr. Pinson was also eligible to participate in employee benefit plans as generally made available to senior management of the Company, including the Stock Incentive Plan and the Management Incentive Program. The Board of Directors delegated to the Committee its authority to make such determinations pursuant to the agreement with Mr. Pinson. The Committee did not approve any base salary increase or any bonus for Mr. Pinson.

     Under the terms negotiated with Mr. Pinson for his employment prior to the constitution of the Committee, Mr. Pinson was granted the right to purchase 69,200 shares of Common Stock for an aggregate of $600 and was granted stock options under the Stock Incentive Plan, which were originally scheduled to vest one-third on each of September 23, 1998, 1999, and 2000, to purchase 103,800 shares at a price of $17.00 per share. In connection with Mr. Pinson's separation from the Company, all such options were immediately vested. (Other aspects of the separation agreement with Mr. Pinson are discussed above under "Executive Compensation -- Separation Agreement with Former CEO".) The Committee did not grant any other options or rights to purchase shares to Mr. Pinson.

     Mr. Seigel, who became the Company's Chairman of the Board in connection with the separation of Mr. Pinson, also served as Acting Chief Executive Officer of the Company pending the hiring of a person to fill that position long term. Mr. Seigel served without compensation for such services.

     Mr. O'Keefe, who became the Company's Chief Executive Officer and President on December 31, 1999, receives an annual base salary of $275,000, which will be reviewed annually, and is eligible for an annual bonus determined by the Board of Directors. In connection with his employment, Mr. O'Keefe also received 100,000 shares of Common Stock, which are restricted and subject to forfeiture depending on the price levels of the Common Stock at measuring intervals over a four year period from December 1, 1999, and options to purchase 400,000 shares of Common Stock that vest in 25% increments on the anniversary of the date of grant. The Committee believes that the compensation terms of Mr. O'Keefe's employment (as well as the terms for the initial purchase of shares and the grant of options, in the circumstances in which they were granted) are consistent with the fundamental elements that comprise the Company's executive compensation philosophy. The Committee believes that the base salary to Mr. O'Keefe is competitive with the Company's industry, and the opportunities for value from the shares of restricted stock and stock options are tied to increases in the price levels of the Company's Common Stock and thus to enhanced value to the Company's stockholders. Mr. O'Keefe is also eligible to participate in employee benefit plans as generally made available to senior management of the Company, including the Stock Incentive Plan and the Management Incentive Program.

   David K. Barth -- William Fenoglio -- William T. Parr -- Richard M. Seigel
                         (Current Members of Committee)

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Media General SIC Code 508 -- machinery, equipment and supplies -- Index for the period commencing on September 24, 1997 and ending on December 31, 1999.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG INDUSTRIAL DISTRIBUTION GROUP, INC.
                     RUSSELL 2000 INDEX AND SIC CODE INDEX

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUP, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                                              MACHINERY EQUIPMENT,
                                                 INDUSTRIAL DISTRIBUTION            SUPPLIES               RUSSELL 2000 INDEX
                                                 -----------------------      --------------------         ------------------
9/24/1997                                                100.00                      100.00                      100.00
9/30/1997                                                100.00                      100.00                      100.00
12/31/1997                                                74.70                       90.91                       96.65
3/31/1998                                                 88.99                       99.84                      106.37
6/30/1998                                                 73.81                       86.66                      101.41
9/30/1998                                                 30.06                       57.12                       80.98
12/31/1998                                                36.31                       56.71                       93.94
3/31/1999                                                 25.00                       51.73                       88.54
6/30/1999                                                 24.11                       55.92                      101.97
9/30/1999                                                 15.77                       50.13                       95.20
12/31/1999                                                15.48                       49.04                      112.35

Note: Base price date is 9/24/1997

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent public accountants. The Board has appointed Arthur Andersen LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Any stockholder who wishes to present a proposal appropriate for consideration at the Company's 2001 Annual Meeting of Stockholders must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement no later than November 30, 2000 for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such Annual Meeting.

                                 OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

     The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

     Stockholders are urged to fill in, date, and sign the accompanying form of proxy and return it to the Company as soon as possible.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ JACK P. HEALEY
                                          Jack P. Healey
                                          Secretary

                                    IDG LOGO

                                  COMMON STOCK
                     OF INDUSTRIAL DISTRIBUTION GROUP, INC.

                     THIS PROXY IS SOLICITED BY THE BOARD OF
                         DIRECTORS FOR THE MAY 19, 2000
                         ANNUAL MEETING OF STOCKHOLDERS.


         The undersigned hereby appoints Patrick S. O'Keefe and Jack P. Healey, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of INDUSTRIAL DISTRIBUTION GROUP, INC. (the "Company") to be held on May 17, 2000, and any adjournment or postponement thereof.

1.       Election of directors

         David K. Barth, William J. Burkland, William R. Fenoglio, Patrick S. O'Keefe, William T. Parr, George L. Sachs, Jr., Richard M. Seigel, and Andrew B. Shearer

_____ FOR all nominees for director listed above (except as marked to the contrary).

_____    WITHHOLD AUTHORITY to vote for all nominees listed above.

_____ WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s) below.

         -------------------------------------------

2. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.



                            -----------------------------------
                            Please sign this Proxy exactly as
                            name appears on the Proxy.

                            Note: When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.


Date:  _________________________, 2000